EXHIBIT 10.10

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Release”) is entered into between Ellen Alemany (“Executive”), RBS Citizens Financial Group, Inc., (the “Company”) and The Royal Bank of Scotland Group plc (“RBSG”).

WHEREAS, Executive’s employment with the Company is governed by an Employment Agreement dated as of March 21, 2007 (the “Employment Agreement”);

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company will terminate effective as of September 30, 2013 (the “Termination Date”); WHEREAS, in accordance with the provisions of Sections 3 and 7.1(b)(i) of the Employment Agreement, Executive will continue to receive her current Base Salary and Pension Amount in the normal way through the Termination Date; and

WHEREAS, in consideration for the covenants and promises by Executive set forth below, and Executive’s execution, delivery and non-revocation of this Release, the Company and RBSG agree to also provide Executive with the compensation and benefits set forth in Paragraph 3 below (the “Separation Payments”), which is above and beyond that to which Executive would otherwise be entitled in connection with a termination of her employment on the Termination Date:

NOW, THEREFORE, Executive and the Company agree as follows:

1. Definitions. In this Release, unless otherwise stated, the following definitions apply:

(a) “Affiliate” has the meaning accorded such term under Rule 12b-2 of the Securities Exchange Act of 1934;

(b) “Claims” means any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted;

(c) “Company Group” means the Company and each of the Company’s Subsidiaries and Affiliates;

(d) “Competitive Activity” means engaging in any activity with a Competitor, accepting an offer of employment or engagement with a Competitor in relation to which a public announcement has been made, being employed by, participating in or otherwise being interested in any business with a Competitor, or providing consulting services other than Permitted Consulting Services to any other financial institutions where such services relate to business activities that compete with the Company. For the purposes of this definition, “public announcement” means (1) any comment, announcement, circular or other communication in the public domain (whether oral or written) made by or on behalf of Executive confirming Executive’s acceptance of an offer of employment or engagement with a new employer; or (2) any comment, announcement, circular or other communication in the public domain (whether oral or written) authorised by a new employer confirming Executive’s acceptance of an offer of employment or engagement with the new employer;

(e) “Competitor” means any financial institution that is, in the reasonable opinion of the Company, a principal competitor of the Company in some or all of the businesses in which the Company is engaged on the Termination Date, or any other financial institution in which Executive has a role with authority or control over a business unit that competes directly, and in a significant way, with RBSG or any division of RBSG;

(f) “Permitted Consulting Services” means the provision of consulting services by Executive to any financial institution that are limited to advising such institution on matters of policy, risk management, regulatory issues, matters of corporate governance, diversity and culture, and back office operations, personnel and human resources and other similar administration matters;

(g) “Person” means any individual, corporation, partnership, trust or any other entity or organization;

(h) “RBSG Entities” means the Company, RBSG, and each of their Subsidiaries and Affiliates

(i) “Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

2. Retirement. The parties hereto agree that the termination of Executive’s employment with the Company on the Termination Date will be treated (i) as a “Retirement” for purposes of section 7(b)(i) of the Employment Agreement (and to that end, the Company acknowledges that it has waived the requirements in the definition of that term in the Employment Agreement for prior written notice by the Executive and for prior written consent of RBSG’s Chief Executive), (ii) as a “retirement with the agreement of the Participant’s employer” for purposes of Rule 6.2.1(ii) of RBSG’s 2010 Long Term Incentive Plan (the “LTIP”), and (iii) as a retirement for purposes of the RBS Retiree Medical Plans, or any other plan, program or agreement with the Company, RBSG or any of their Subsidiaries or Affiliates in which Executive’s entitlements thereunder depend upon treatment of Executive’s termination of employment as a “retirement”. For the purposes of the RBSG’s 2010 Deferral Plan, Company acknowledges that Executive is a voluntary leaver. Consequently, all unvested awards provided to Executive under the terms of RBSG’s 2010 Deferral Plan shall continue to vest, subject to the rules of RBSG’s 2010 Deferral Plan, save that the Competitive Activity and self-certification provisions of RBSG’s 2010 Deferral Plan shall apply to Executive as modified by Paragraph 4 of this Release.

3. Compensation to Executive. In consideration for the covenants and promises by Executive set forth below, and Executive’s execution, delivery and non-revocation of this Release, and the related addendum to this Release on or after the

Termination Date, the Company or RBSG, as the case may be, shall in consequence of Executive’s employment terminating by reason of Retirement provide Executive with:

(a) participation for Executive and her dependents in the RBS Retiree Medical Plans including access to prescription drug coverage as provided for under those Plans (or any successors thereto) from the Termination Date through the first day of the month in which Executive reaches the age of sixty five (65);

(b) subject to Paragraph 4 below, favorable treatment of the awards granted to Executive in March 2011 and March 2012 under the LTIP, by waiving the pro-rating requirement under Rule 6.3.2 of the rules of the LTIP;

(c) subject to Paragraph 4 below, favorable treatment of the award granted to Executive in March 2013 under the LTIP, by determining that two thirds of the relevant performance period will be deemed to have elapsed by the Termination Date, resulting in a smaller pro-rata reduction under Rule 6.3.2 of the rules of the LTIP than would otherwise be applicable; and

(d) eligibility to be considered for a discretionary pro-rated performance award in respect of the period from January 1, 2013 through the Termination Date, with any such award being subject to the rules of RBSG’s 2010 Deferral Plan or any successor plan that is applicable to awards granted for that period (the “Deferral Plan”); provided, however, that (i) the pro rated percentage of the performance award for which Executive is eligible to be considered for performance in 2013 shall be 75%; and (ii) any performance award made to Executive for performance in 2013 shall be delivered to Executive in accordance with the deferral arrangements for performance year 2013 that are applicable to Code Staff; and (iii) the rules of the Deferral Plan as applied to any performance award made to Executive for performance in 2013 shall be no less favorable than the rules as applied to the awards made to other senior executives of the RBSG Entities who are Code Staff; and

(e) a payment of $500,000, less applicable taxes and voluntary deductions, to be made in equal installments on each of the Company’s normal pay dates in October 2013, November 2013 and December 2013.

4. Competitive Activity. Any unvested awards made to Executive under the Deferral Plan and the LTIP will immediately lapse if Executive engages in any Competitive Activity (as defined at paragraph 1 of this Release) or Detrimental Activity (as defined in the rules of RBSG’s 2010 Deferral Plan). In the case of accepting an offer of employment or engagement Executive shall be deemed to have engaged in Competitive Activity commencing on the date a public announcement (as defined in paragraph 1(d) of this Release) is made. For the avoidance of doubt, Executive shall be under no obligation under this Paragraph 4 to repay any sum in respect of any awards made to Executive under the Deferral Plan or the LTIP that have vested. As a condition to her eligibility for the vesting of unvested awards made to Executive under the Deferral Plan and the LTIP, Executive must certify in the period 1 November 2013 to 30 November 2013 that she has not engaged in Competitive Activity, and additionally in the period 1 November to 30 November in each subsequent year, until such time as Executive has no unvested entitlements under the Deferral Plan and the LTIP. If Executive does not certify within the period specified above, the unvested portion of any awards under the Deferral Plan and the LTIP will lapse unless, within 30 days of the end of the applicable self-certification period, Executive certifies in writing to RBSG’s HR Director that she has not engaged in Competitive Activity.

5. Consultation Regarding Transition. Executive agrees that for the three (3) month period following the Termination Date, Executive, consistent with her personal and business commitments, shall make herself reasonably available to consult with the Company regarding questions arising as a result of change in Company management or to advise on any transition work relating to the termination of her employment that has not been completed before the Termination Date. The Company agrees that Executive may satisfy her obligations to consult with the Company pursuant to the preceding sentence by doing so remotely, via phone, fax or electronically, rather than doing so at the Company’s offices, to the extent that it is reasonably feasible for the consultation to be handled in this manner.

6. Release by Executive. For good and valuable consideration, including but not limited to the Separation Payments, Executive releases, discharges, and promises not to sue the Company, any member of the Company Group, and any and all of its and their current or former directors, officers, members, employees (in their capacity as such), agents, successors, and assigns (individually and collectively the “COMPANY RELEASEES”), from and with respect to any and all Claims which Executive and her heirs, administrators, executors, successors, assigns, and attorneys may have against the COMPANY RELEASEES relating to Executive’s employment with the Company and any of its Subsidiaries and Affiliates or the termination of such employment. Except as otherwise provided in the next following paragraph of this Paragraph 6 and in the second sentence of Paragraph 12 below, such release by Executive includes, without limitation, (i) any claims for compensation, salary, bonus, stock options, equity grants or similar benefit, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit, (ii) any claims under any federal, state, or local law, regulation, or ordinance, including without limitation any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, the New York State Human Rights Law or the New York City Administrative Code, and (iii) any claims under common law.

Notwithstanding anything in the preceding paragraph of this Paragraph 6 to the contrary, this release shall not apply to any Claims by Executive with respect to the following: (i) any vested but unpaid benefits to which Executive is entitled as of the date of execution of this Release under the RBS Americas Retirement Savings Plan, the RBS Americas Deferred Compensation Plan, any other retirement, savings or deferred compensation plan maintained by any of the RBSG Entities; (ii) any right Executive may have as of the date of execution of this Release to any payments, benefits, protections or other entitlements under any employee benefit plan, program or other arrangement of, or agreement with, any of the RBSG Entities including, without limitation, any benefits under any medical, dental, vision, life insurance or disability insurance plan; (iii) any right Executive may have for indemnification in accordance with applicable laws, the applicable constituent documents (including bylaws and certificates of incorporation) of any of the RBSG Entities, and/or any applicable insurance policy with respect to any liability incurred by Executive as a director, officer or employee of any of the RBSG Entities; (iv) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against her as a result of any act or failure to act for which she and any of the RBSG Entities are jointly liable; (v) any right or claim Executive holds in her capacity as a shareholder of RBSG or in any other capacity other than as an employee of the Company; (vi) any right to enforce the terms of this Release, including without limitation the provision of Paragraph 3 hereof, and the right to enforce the terms the Employment Agreement as modified by this Release; and/or (vii) any right or claim that arises after the date of Executive’s execution of this Release.

The Company and RBSG each hereby acknowledge that it is not aware of any Claims that it or any of the other RBSG Entities may have against Executive relating to Executive’s employment with the Company and any of its Subsidiaries and Affiliates.

7. Older Workers Benefit Protection Act Disclosure. Executive recognizes that as part of her agreement to release claims against the COMPANY RELEASEES as provided in Paragraph 5 above, she is releasing claims she now has or may have had for age discrimination under the Age Discrimination in Employment Act. Accordingly, Executive has a right to reflect upon this Release for a period of twenty-one (21) days before executing it, and has an additional period of seven (7) days after executing this Release to revoke it under the terms of the Older Workers Benefit Protection Act. This Release shall be effective upon the expiration of the seven (7) day revocation period (the “Effective Date”). By her signature below, Executive represents and warrants that she has been advised to consult with an attorney of her own choosing, that she has been given a reasonable amount of time to consider this Release, and that if she signs this Release prior to the expiration of the twenty-one (21) day review period, Executive is voluntarily and knowingly waiving her twenty-one (21) day review period.

8. Indemnification for Claims Filed by Executive. If Executive files a complaint, charge or lawsuit against any of the COMPANY RELEASEES regarding any of the claims released herein, Executive shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any party against whom she has filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the Age Discrimination in Employment Act.

9. Modification. This Release may be modified or amended only by a written instrument duly signed by Executive and an authorized representative of the Company.

10. Controlling Law. This Release shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws.

11. Continuing Obligations. Executive acknowledges and agrees that the provisions of Sections 8, 9, 10 and 12 of the Employment Agreement (reproduced for information in the Appendix to this Release) will continue to have effect after the Termination Date, subject to the following amendments to Section 8(a) of the Employment Agreement:

(i) For the purposes of Section 8(a), the Restricted Period shall mean the six month period following the Termination Date.

(ii) The restrictions in Section 8(a) shall apply only to Executive’s employment with, providing consulting services to, or otherwise engaging in activities with, entities that are Competitors.

(iii) Notwithstanding any provision in Section 8(a) to the contrary, nothing in Section 8(a) shall prevent Executive from engaging in any of the activities specified below following the termination of her employment with the Company by reason of her Retirement pursuant to this Release:

(a) providing Permitted Consulting Services to any financial institution at any time after the Termination Date.

(b) becoming employed by Citibank or J.P. Morgan at any time after the Termination Date, or by Wells Fargo or Bank of America at any time after December 31, 2013, provided that in each case Executive’s role with such financial institution through March 31, 2014 is limited to the handling or management of matters as to which services could be provided to any financial institution under clause (a) above, and does not involve any direct Profit and Loss responsibility or any direct responsibility for the operations of any business activities of such institution that compete directly, and in a significant way, with any of the business activities of the Company or any of its Subsidiaries.

(c) becoming employed by, or providing consulting services to, or engaging in any other activities with, any financial institution or other entity, whether or not a Competitor, at any time after March 31, 2014, without any limitation or restriction on Executive’s role or capacity or responsibilities in connection with any such employment, or on the nature or scope of any such consulting services or other activities.

However, Executive understands and agrees that upon engaging in any of the activities specified at (b) and (c) above, any unvested awards made to Executive under the Deferral Plan and the LTIP will immediately lapse on the basis that such activities amount to engaging in Competitive Activity.

Notwithstanding anything in this Paragraph 11(iii) to the contrary, the Restricted Period shall continue to be the twelve month period immediately following the Termination Date, for purposes of Sections 8(b) and 8(c) of the Employment Agreement.

12. Entire Agreement. This Release constitutes and contains the complete understanding of Executive and the Company with respect to the subject matter addressed in this Release, and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning the subject matter of this Release. For the avoidance of doubt, this Release does not supersede the terms of the

Employment Agreement, which shall remain in full force and effect up to (and, in respect of Sections 8, 9, 10 and 12, beyond) the Termination Date subject to any amendments specifically provided for herein, nor shall it supersede the rules of the LTIP, the Deferral Plan or any other RBSG equity plans, or the provisions of any agreements or other documents evidencing any outstanding awards to Executive under any of the aforementioned plans, except as specifically provided for herein. This is an integrated document.

13. Indemnification of Executive. The Company agrees to indemnify and hold Executive, her heirs and representatives harmless, to the maximum extent permitted under the Company’s Certificate of Incorporation and Bylaws or, if greater, under applicable law, against any and all damages, costs, liabilities, losses and expenses, including reasonable attorneys’ fees, (collectively, the “Indemnifiable Amounts”) incurred as a result of any claim or proceeding, or threatened claim of proceeding, against Executive that arises out of or relates to her service as an officer, director or employee, as the case may be, of the Company, or her service in any such capacity or similar capacity with any Subsidiary or Affiliate of the Company or other entity at the request of the Company, whether such claim or proceeding or threatened claim of proceeding arises prior to or at any time after the Termination Date, and to advance to Executive, or to her heirs or representatives, any of such Indemnifiable amounts upon written request. This Release shall be binding upon any successor, heir or personal or legal representative of any party hereto. The Company shall also continue to provide Executive after the Termination Date with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other senior executives and in no event to any lesser extent than that being provided to Executive immediately prior to the Termination Date. All Indemnifiable Amounts eligible for reimbursement hereunder shall be paid to Executive, or to her heirs and representatives in the event of her death, by no later than December 31 of the calendar year following the calendar year in which such amounts were incurred; and the Indemnified Amounts incurred in any calendar year that are eligible for reimbursement hereunder shall not affect the Indemnifiable Amounts incurred in any other calendar year that are eligible for reimbursement hereunder.

14. Dispute Resolution. In the event that Executive on the one hand and the Company and/or RBSG or any of the COMPANY RELEASEES on the other hand, are unable to resolve any controversy or claim arising out of or in connection with this Release or breach thereof, such controversy or claim shall be resolved in accordance with binding arbitration under the Federal Arbitration Act, 9 U.S.C. section 1 et seq.,or state law, whichever is applicable. Any such arbitration shall be conducted under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules (the “AAA Commercial Rules”).The arbitration hearings shall be held in New York, New York. The arbitration shall be conducted by a single AAA arbitrator, mutually selected by the parties as provided for by the AAA Commercial Rules. The Company shall be responsible for the AAA charges, including the cost of the arbitrator. The arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims. Discovery shall be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules, the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict any party from seeking temporary injunctive relief in a court of law to the extent provided in Section 12 of the Employment Agreement.

IN WITNESS WHEREOF, intending to be legally bound, Executive, the Company and RBSG have caused this Release to be executed as of                  , 2013.

/s/ Ellen Alemany
Ellen Alemany

STATE OF CONNECTICUT
) ss.:
COUNTY OF FAIRFIELD

On this 13 day of May, 2013, before me personally came Ellen Alemany, to me known and known to me to be the person described herein and who executed the foregoing Release Agreement, and she duly acknowledged to me that she executed the same.

/s/ Kimberly A. Dube
Notary Public

/s/ Stephen Hester
Signed for and on behalf of
The Royal Bank of Scotland Group plc
On May 2013
By Stephen Hester
Group Chief Executive

/s/ Sheldon I. Goldfarb
Signed for and on behalf of
RBS Citizens Financial Group, Inc.
On May 2013
By Sheldon I. Goldfarb
Chief Legal Officer

APPENDIX

EMPLOYMENT AGREEMENT CONTINUING PROVISIONS

In this Appendix, the following definitions apply:

(a)	“Agreement” means the Employment Agreement;

(b)	“Employment Term” means the period during which Executive is employed under the Employment Agreement; and

(c)	“Intellectual Property” means patents, trade marks, service marks, registered designs (including applications for and rights to apply for any of them), unregistered design rights, trade or business names, copyright, database rights or know how and any similar rights in any country.

Section 8. Non-Competition, Non-Solicitation.

(a) Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and the other members of the Company Group and accordingly agrees that during the Employment Term and the Restricted Period, neither Executive nor any person or enterprise controlled by Executive will become a stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage directly or indirectly in any enterprise which competes with the Company or any member of the Company Group in any business in which the Company or any of its or any member of the Company Group is engaged on the date the Restricted Period begins in any geographic territory in which the Company or any member of the Company Group does business on the date the Employment Term ends. Notwithstanding the foregoing, nothing in this Section 8 shall prohibit Executive’s ownership of less than two percent (2%) of the outstanding shares of the stock or other equity of any company engaged in any business, which shares or other equity are regularly traded on a national securities exchange or in any over-the-counter market or the provision of services to a subsidiary, division or affiliate of a competitive business if such subsidiary, division or affiliate is not itself engaged in a competitive business and Executive does not provide services to, or have any responsibilities regarding, the competitive business.

(b) Non-Solicitation of Employees. Executive agrees that, at any time during the Employment Term and during the Restricted Period, Executive shall not, directly or indirectly, whether for Executive’s account or for any other person or entity hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person (“Covered Employee”) who was employed by the Company or any member of the Company Group at any time within one year prior to the time of the act of solicitation (and who, in the case of the Restricted Period following the Employment Term, was also employed by the Company or any of its Subsidiaries or Affiliates on the date the Restricted Period begins); provided, however, that general solicitation through advertisement or search firms shall not violate this provision so long as no Covered Employee is hired or employed as a result of such general solicitation. Executive further agrees not to otherwise interfere with the relationship between any Covered Employee person and the Company. Anything to the contrary notwithstanding, the Company agrees that Executive shall not be deemed in violation of this subsection 8(b) if an entity with which Executive is associated hires or engages any employee of the Company or any of its subsidiaries, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(c) Non-Interference with Customers and Vendors. Executive agrees that during the Employment Term and the Restricted Period, Executive shall not, directly or indirectly, whether for Executive’s account or for any other person or entity, solicit or otherwise have any contact with, whether or not initiated by Executive, any person or entity who is a customer or vendor of the Company or any of its Subsidiaries or Affiliates (and who, in the case of the Restricted Period, was also a customer or vendor of the Company or any of its Subsidiaries or Affiliates on the date the Employment Term ends), to transact business similar to that in which the Company or any member of the Company Group was engaged on the date the Restricted Period begins; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.

(d) Company Property.

(i) All reports, files, notes, memoranda, e mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of Executive’s employment (whether during or after) are and shall remain the sole property of the Company or the appropriate member of the Company Group and, following Executive’s termination of employment, to the extent within Executive’s possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.

(ii) Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Company Group, all other property of the Company (including, but not limited to, company car, credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) or of any member of the Company Group in Executive’s possession or under Executive’s control and Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its Affiliates.

(iii) Anything to the contrary notwithstanding in this subsection 8(d), Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, files containing personal materials and phone books, (ii) copies of information showing her compensation or relating to reimbursement of expenses, (iii) copies of information that she reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company.

(e) Representation. Executive shall not, following the termination of Executive’s employment with the Company, represent Executive or hold Executive out as being in any way connected with the business of the Company Group.

(f) Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 and in Section 9 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 9. Confidentiality; Publicity. Executive must (whether during or after Executive’s employment with the Company) treat the business plans of the Company and any member of the Company Group and any proprietary or confidential information received during the course of or as a result of Executive’s employment about or provided by any third party as strictly confidential.

(a) Confidential Information. Executive may not at any time (whether during Executive’s employment or after its termination) disclose to any unauthorized person, firm or corporation or use or attempt to use for Executive’s own or any other person, firm or corporation’s advantage, any confidential information relating to the business affairs or trade secrets of the Company or any member of the Company Group, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of Executive’s employment (“Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company Group contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, Intellectual Property, research activities and any Company Group information which may be deemed to be commercially or price sensitive in nature. It also includes, again without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.

(b) No Copies. Executive is not permitted to make any copy, abstract, summary or précis of the whole or any part of any document belonging to a member of the Company Group unless Executive has been authorized to do so by the Company, and shall not at any time use or permit to be used any such items otherwise than for the benefit of the Company.

(c) Exclusions. The provisions of this Section 9 shall not apply:

(i) to information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;

(ii) the discharge by Executive of her duties hereunder or where Executive’s use or disclosure of the information has otherwise been properly authorized by the Company;

(iii) to any information which Executive discloses in accordance with applicable public interest disclosure legislation;

(iv) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information; or

(v) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

(d) Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Company Group including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company Group and all other matters relating to such customers, clients or suppliers and connections.

(e) Reasonableness. Executive agrees that the undertakings set forth in this Section 9 and in Section 10 are reasonable and necessary to protect the legitimate business interests of the Company Group both during, and after the termination of, Executive’s employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.

Section 10. Intellectual Property. All Intellectual Property which Executive develops or produces in the course of Executive’s employment duties, or which Executive derives from any material produced by Executive or any other employee of the Company in the course of their employment duties, will be owned by the Company absolutely. Executive agrees, at the Company’s expense, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to achieve this. Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 10.

Section 12. Remedies. The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of Executive’s failure to observe any of Executive’s obligations of Sections 8, 9 or 10 of this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action, without the necessity of posting bond. Employee also acknowledges that the remedies afforded the Company pursuant to this Section 12 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief.

ADDENDUM TO SEPARATION AND RELEASE AGREEMENT

In connection with the Separation and Release Agreement executed by Executive on                  , 2013 (the “Release”), which is specifically incorporated herein by reference, Executive reaffirms her acceptance of, and agreement to, all terms of the Release effective as of the date of execution below.

This Addendum is intended to comply with the Older Worker Benefit Protection Act. Executive recognizes that as part of her agreement to release claims against the COMPANY RELEASEES as provided in Paragraphs 6 and 7 of the Release, she is releasing any claims she now has or may have had for age discrimination under the Age Discrimination in Employment Act as of the date of execution below. Accordingly, as to such claims, Executive has a right to reflect upon this Release for a period of twenty-one (21) days before executing it, and has an additional period of seven (7) days after executing this Release to revoke it under the terms of the Older Workers Benefit Protection Act. This Release shall be effective upon the expiration of the seven (7) day revocation period (the “Effective Date”). By her signature below, Executive represents and warrants that she has been advised to consult with an attorney of her own choosing, that she has been given a reasonable amount of time to consider this Release, and that if she signs this Release prior to the expiration of the twenty-one (21) day review period, Executive is voluntarily and knowingly waiving her twenty-one (21) day review period.

IN WITNESS WHEREOF, intending to be legally bound, Executive has caused this Addendum to the Release to be executed as of                  , 2013.

/s/ Ellen Alemany
Ellen Alemany

STATE OF CT
) ss.:
COUNTY OF FAIRFIELD

On this 13 day of November, 2013, before me personally came Ellen Alemany, to me known and known to me to be the person described herein and who executed the foregoing Release Agreement, and she duly acknowledged to me that she executed the same.

/s/ Anna NG
Notary Public